Exhibit 99.1

Additional Information and Where to Find It

Investors and security holders of both Viisage and Identix are advised to read the joint proxy statement/prospectus regarding the business combination transaction referred to in the material below because it contains important information. The joint proxy statement/prospectus about the transaction was mailed to the respective stockholders of Viisage and Identix on August 1, 2006 and filed with the Securities and Exchange Commission by both companies. Investors and security holders may obtain a free copy of the joint proxy statement/prospectus and other documents filed by the companies at the Securities and Exchange Commission’s web site at http://www.sec.gov. The joint proxy statement/prospectus and such other documents may also be obtained from Identix or Viisage by directing such requests to the companies.

Participants In Solicitation

Viisage and Identix and their respective directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the merger. Information concerning Viisage’s participants is set forth in the joint proxy statement/prospectus, dated July 28, 2006, for the special meeting in lieu of annual meeting of stockholders to be held on August 29, 2006 as filed with the SEC pursuant to Rule 424(b)(4). Information concerning Identix’ participants is set forth in the joint proxy statement/prospectus, dated July 28, 2006, for Identix’ special meeting of stockholders as filed with the SEC on Schedule 14A. Additional information regarding the interests of participants of Viisage and Identix in the solicitation of proxies in respect of the merger is included in the registration statement and joint proxy statement/prospectus filed with the SEC.

The management of Viisage hosted a conference call with the investment community to discuss Viisage’s second quarter 2006 financial results at 5:00 p.m. ET on Thursday, August 3, 2006.

Following is the final transcript of the Second Quarter 2006 Conference Call

F I N A L    T R A N S C R I P T

Conference Call Transcript

VISG - Q2 2006 Viisage Technology, Inc. Earnings Conference Call

Event Date/Time: Aug. 03. 2006 / 5:00PM ET

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F I N A L    T R A N S C R I P T

Aug. 03. 2006 / 5:00PM ET, VISG - Q2 2006 Viisage Technology, Inc. Earnings Conference Call

C O R P O R A T E    P A R T I C I P A N T S

Bernard Bailey

Viisage Technology, Inc. - President, CEO

Michael Polyviou

Financial Dynamics - IR

Brad Miller

Viisage Technology, Inc. - CFO

Bob LaPenta

Viisage Technology, Inc. - Chairman

Jim DePalma

L-1 Investment Partners - Partner

C O N F E R E N C E    C A L L    P A R T I C I P A N T S

Joel Fishbein

Janney Montgomery Scott - Analyst

David Gremmels

Thomas Weisel Partners - Analyst

Paul Coster

JP Morgan - Analyst

Will Peters

Oppenheimer & Co. - Analyst

Jeremy Grant

Stanford Group - Analyst

Josh Jabs

Roth Capital - Analyst

Brian Gesuale

Raymond James - Analyst

Jay Meier

MJSK Equity Research - Analyst

Randy Gortzman

Barron Capital - Analyst

P R E S E N T A T I O N

Operator

Good day, ladies and gentlemen, and welcome to the quarter two 2006 Viisage Technology, Inc. earnings conference call. (OPERATOR INSTRUCTIONS). As a reminder, this conference is being recorded for replay purposes. I would now like to turn the presentation over to your host for today’s call, Mr. Bernard Bailey, President and CEO of Viisage. Please proceed sir.

Bernard Bailey - Viisage Technology, Inc. - President, CEO

Good afternoon, and thank you for joining us today to discuss the Viisage 2006 second quarter results. I am Bernard Bailey, President and CEO. With me today are Bob LaPenta, Chairman of the Viisage Board, and Brad Miller, the Viisage Chief Financial Officer.

I am also very pleased to have Jim DePalma, the prospective CFO for the anticipated combined Viisage Identix Company, L-1 Identity Solutions, joining us this evening. I have had the pleasure of working closely with Jim for almost a year now, and Jim has been an invaluable consultant and

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Aug. 03. 2006 / 5:00PM ET, VISG - Q2 2006 Viisage Technology, Inc. Earnings Conference Call

adviser to Viisage’s executive team and Board of Directors over this period. Today we plan to provide you with an overview of our results, a status report on the progress of our business, and an update on our progress with the Identix merger.

Before we start, however, I would like to turn the call over to Michael Polyviou of Financial Dynamics to review with you our Safe Harbor statement.

Michael Polyviou - Financial Dynamics - IR

Statements that representatives of Viisage make on this call, that are not historical facts, are accurate as of today, August 3, 2006, and may be considered forward-looking statements that involve risks and uncertainties, including reliance on public sector markets, the possibility of customer delays, the need for capital, and competition.

You should refer to our Form 10-K for the year ended December 31, 2005 filed with the SEC on March 16, 2006 under the heading, Certain Factors that May Affect Future Results, as well as our subsequent SEC filings for more information on the risk factors that could cause actual results to differ perhaps materially from our statements today.

Viisage undertakes no obligation to publicly release any revision to any forward-looking statement made today, or otherwise update or supplement statements made on this call. In addition, on this call we plan to discuss EBITDA, or earnings before interest, taxes, depreciation and amortization, a non-GAAP measure within the meaning of the applicable SEC regulations.

We believe that presenting EBITDA provides investors with meaningful information about operating performance. Viisage has now provided a quantitative reconciliation of EBITDA with projected net income loss because such a reconciliation is not provided without unreasonable efforts. At this time I turn the call back over to Bernhard.

Bernard Bailey - Viisage Technology, Inc. - President, CEO

Momentarily Brad Miller will provide the specific details surrounding our financial results. But first I would like to take a few minutes to discuss some of our second quarter financial results in the context of our strategy and the larger business opportunity.

This past quarter we continued to put the foundation in place for our business going forward. We continued to meet or exceed our plan objectives for all of our key measurements, including revenues, gross profit margins, operating expenses, net income, and EBITDA, putting us on track to achieve the full year objectives we have outlooked to you since the beginning of the year.

Additionally, we were able to contribute to an increase in our sales backlog with almost $50 million in sales bookings again this quarter. All of this was accomplished as we worked to reduce our spending levels to position Viisage for the merger with Identix later this month.

I’m proud to say that Viisage is healthier, more diversified, and far more capable of meeting our customer’s needs than at any time in our history. Our drivers license business under the leadership of Iftikhar Ahmad continues to realize increased volumes, while also offering a more robust portfolio of solutions to our customers, as evidenced by recent wins in the automated testing environment.

In the federal sector we continued to provide exceptional products and services to our customers. Rick Patrick and his team continued to meet the increasing demands for identity credentialing solutions in this important marketplace.

Last quarter Bob LaPenta and I both spoke at length about the excitement we share for the IBT and SecuriMetrics divisions. With one full quarter now under our belts, these acquisitions continue to deliver as we expected, and are online to keep the returns anticipated when we announced these acquisitions.

As we mentioned last quarter, we expect to begin to see a significant ramp up in their performance in the second half of this year, driven by increased demands for the SecuriMetrics HIIDE product, as well as continued demand for IBT’s unique biometric capabilities.

Finally, with the announcement of the Iridian acquisition this past month, coupled with the impending Identix merger, we now feel that we have successfully completed our objective of bringing together under one roof the world’s largest and most complete integrated biometrics and identity solutions company in the world.

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Aug. 03. 2006 / 5:00PM ET, VISG - Q2 2006 Viisage Technology, Inc. Earnings Conference Call

With that, I would now like to turn the call over to our CFO, Brad Miller, who will provide some more detail on our quarterly financial performance.

Brad Miller - Viisage Technology, Inc. - CFO

In the second quarter we recognized revenue of $24.9 million, which included $5 million from IBT and 2 million from SecuriMetrics, representing a 24% increase over revenue of 20.1 million in the second quarter of 2005. Sequentially revenue increased 6% from revenue of 23.4 million in the first quarter of this year.

Our largest customers for the quarter from the Viisage historical business were the Department of State, which represented 19% of total revenue, and Pennsylvania Department of Transportation or, PennDOT, which represented 5% of total revenue.

Revenues under the TSA Hazmat contract, an IBT customer, contributed 16% of revenue for the quarter. Revenue outside the U.S. in the second quarter was $1.7 million compared to $3.2 million in the second quarter last year, and $2.2 million in the first quarter of this year.

Product revenue for the quarter was $8.6 million or 35% of total revenue, compared to $9.6 million in the second quarter of 2005, and 8.2 million in the first quarter of 2006. Service revenue for the quarter was $15.1 million, or 65% of total revenue, compared to $10.6 million in the second quarter last year, and 15.2 million in the first quarter of this year.

As a reminder, IBT revenue was all classified as service revenue, and the SecuriMetrics revenue is all classified as product revenue.

Gross margin on a GAAP basis for the quarter was 29% compared to 31% in the same quarter last year, reflecting increased amortization expense for newly acquired businesses, the adoption of FAS 123R in the first quarter this year, as well as the impact of IBT and SecuriMetrics.

Included in gross margin is amortization of purchased intangible assets of $2 million in 2006, or approximately 8% revenue, and $1.2 million, or approximately 6%, in the second quarter last year.

Gross margin in the first quarter of 2006 was 27% on a GAAP basis. Excluding amortization and stock-based compensation, gross margin was 37% in the second quarter this year compared to 36% in the first quarter, and 37% in the same quarter of the prior year.

Relating to the prior year, as a reminder, note that we are reclassifying $359,000 of amortization expense each quarter from operating expense to cost of sales to conform to the current year presentation. The reclassification is reflected in the GAAP gross margin percentages mentioned previously. There’s no change to operating income or EBITDA in any period as a result of the reclassification.

Operating expenses were $8.5 million in the second quarter of 2006 compared to $6.4 million in the second quarter of the prior year. Excluding the effects of stock-based compensation and purchased intangible asset amortization, operating expenses for the second quarter were $7.7 million compared to $6.3 million in the second quarter of last year. The increase is due to the recent acquisitions of IBT and SecuriMetrics, which contributed $2.4 million of operating expense in the quarter, partially offset by a reduction of $1 million of operating expenses at the legacy Viisage business, reflecting increased billable R&D time and lower legal and professional fees this year due to lower litigation costs and related work, including the settlement of outstanding liabilities.

We reported a GAAP operating loss of $1.3 million compared to $200,000 in the second quarter of ‘05, and $2.3 million in the first quarter of this year. The GAAP net loss for the second quarter this year was $1.6 million, or $0.06 per diluted share, including stock option expense of $752,000, or $0.03 per share. The net loss for Q2 ‘05 was $500,000, or $0.03 per diluted share.

The net loss for the first quarter of 2006 was $2.2 million, or $0.07 per diluted share. Our weighted average, as well as ending share count, was approximately 29 million shares for the second quarter of 2006.

Depreciation and amortization for the quarter were approximately 2.2 and $2.1 million. Adjusted EBITDA was $3.8 million in the second quarter, up from $3 million in the same quarter last year, and $2.5 million in the first quarter of 2006, and reflects our continued focus on generating reliable positive cash flows through margin improvement and aggressive management of operating expenses.

Cash flow generated from operations in the quarter was $1.4 million, and capital expenditures for the quarter was $3.5 million. Cash at the end of the second quarter was approximately $44 million compared to $46 million at the end of the first quarter.

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Aug. 03. 2006 / 5:00PM ET, VISG - Q2 2006 Viisage Technology, Inc. Earnings Conference Call

Backlog at the end of the second quarter was $210 million, up from 182 million at the end of the first quarter. Backlog includes IBT and SecuriMetrics long-term contracts of $26 million at the end of the second quarter. The significant increase in backlog is the result of the extension of the Pennsylvania Department of Transportation contract that we announced in our last earnings call, and is indicative of the strong, long-term relationship we have what our largest state customer.

With that I would like to turn the call back over to Bernard.

Bernard Bailey - Viisage Technology, Inc. - President, CEO

At this time I would now like to turn the call over to our Chairman of the Board and perspective President and CEO of our renamed Corporation, L-1 Identity Solutions, Mr. Bob LaPenta.

Bob LaPenta - Viisage Technology, Inc. - Chairman

Good afternoon everybody. Thanks for your interest and attention. I would like to go through three or four items and then turn it back to Bernard. And then we will open it up for Q&A.

First I would like to give you an update on the Identix acquisition. Second, I would like to give you an update on where we stand regarding synergies of the combination. Third, I would like to talk about some of the prospects — business prospects and opportunities that we are pursuing to give you a little bit more color on how we see the market developing and there where you see some of our major opportunities coming from.

And forth, I would like to talk to you a little bit more about guidance, and give you a little bit more color on our numbers, and maybe talk a little bit more about the fourth quarter in detail.

With that, let me start with the update of the Identix acquisition. We all heard and read about a week ago after a long, long way we finally had our S-4 declared effective. And I think we also realized that it is about two or three months later then we hoped it would happen. A lot of people asked why. I think there were two basic reasons for it.

One was I think the SEC is totally inundated. I think the option issues, along with all of the other issues and corporate items they are pursuing, has just got them overwhelmed. And second, candidly, I think the resignation of BDO had peaked their interest, and really caused them to take an even more in-depth look at the S-4 then they ordinarily would have.

So the bad news is we lost about two or three months in getting our S-4 declared effective. But I think the good news is everybody can feel comfortable that, A., there were no adjustments. There were no major items that arose as a result of this. Consequently, I think we could feel very good that we have a very, very sound base financial position and good accounting principles that we are working every day to improve. I think the net net result, although it took a little longer than we had hoped, I feel good about where we are. We’re going to close the transaction on August 29 at our annual meeting.

As far as synergies goes, we all know that when we talked about this combination we set a goal for ourselves of achieving synergies somewhere in the $20 million range. In the last quarterly conference call I said that we had achieved somewhere around 17 or $18 million of those synergies. And I believe now that we have achieved the $20 million goal that we set for ourselves.

This past Monday, and here it cost us some money, the delay in the S-4, because we wanted to wait for that to be declared effective before we actually implemented these changes. But on Monday throughout the organization, including Identix, Viisage, IBT, IIS, and including Viisage Germany, we laid off about 105 people. And I will give you a little bit more color on where that came from.

Identix laid off about 45 people. That was a combination of field service people where we were able to come up with better utilization. There is a reduction in legacy systems and we’re quickly replacing those older systems in the field, and a consolidation of many efforts. We had a reduction in the R&D force, mainly in Minnetonka. And that yielded a reduction of in excess of of 20 people. And then there was a reduction in the G&A ranks of — well, actually a combination of Identix and Viisage of net over 20 to 25 people.

At IBT and IIS there was a reduction in force of over 40 people. It was a combination of the synergies that we knew we would find between IBT and IIS. And it was a rationalization of the two business models, one being the outsource model of IBT and the other one being the insource

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Aug. 03. 2006 / 5:00PM ET, VISG - Q2 2006 Viisage Technology, Inc. Earnings Conference Call

model of IIS. We were able to pick the best of breed. We were able to go back to our vendors and present them with increased revenue potential. And we were able to garner additional savings as a result of those opportunities.

We feel that — and additional synergies that we are about to realize will be the consolidation of our Washington marketing group. We have located a facility, and over the next three to four months we will be moving all of our marking people into that facility. We will be creating a very nice demo. And it will be a nice showplaces for the combined L-1 operations.

I’m glad that the synergies and the headcount reductions are behind us. We wanted to do it all at once. The people that remain I think can now feel comfortable that we will be very successful going forward. And it would be our hope that over the next year as revenue and our operations increase that we will be able to offer opportunities and begin to hire some of these good people back.

That is where we stand on the synergies. And we’re going to hit the ground running on September 1 when this Company begins operating as L-1 Identity Solutions. Just to round that out. We have decided to go to the New York Stock Exchange. We’re going to be listed there. We will ring the bell I think on August 30. And our ticker symbol will be ID.

As we look forward, I can only say that when I look at the opportunities and when I see them unfold, and I see the opportunities and the breadth of our Company to address these opportunities with the broad product and software capabilities we have, I am very, very encouraged. I know it is a very difficult environment when for Wall Street looking at constant disappointments and negative surprises, and the lumpiness of the businesses, and — believe me I sympathize.

I have made statements in the past that it is time for the rubber to hit the road, and it is time to ,I guess as they say in Jerry McGuire, show me the money. I am confident that we will do what we say. And we’re going to be very careful about what we say and very diligent about achieving it.

The things that give me confidence about some of the things we talked about regarding the future are the following. Number one, Brad mentioned that Identix — I am sorry — Viisage has a $210 million backlog. And you read in our press release that we are comfortable with a pro forma revenue guidance for the second half of 120 to $125 million. I think what is unique about L-1 Viisage is that we have a backlog and we had a very, very robust continuing revenue stream of programs that we are currently an incumbent on.

If you look at that revenue guidance for the second half, almost 40 — in excess of 40 million of it comes out of the Viisage backlog. In excess of 30 million of it comes out of Identix’s backlog or programs that they have already won and were waiting to get the paperwork to actually put them in backlog. About $25 million comes from SecuriMetrics and I want to say Viisage book and ship. A lot of that book and ship is consumables from the Department of Defense — Department of State and driver’s license consumables, so we have a very high degree of confidence in that.

And the only caveat I will talk to you about relative to risk in the guidance we provided for the second half is a HIIDE order that we expect to be receiving very shortly of about $12 million. And we have already completed preproduction. We have shipped about 60 units. I can’t talk too much about who customers is or where they’re going. But I can tell you that I have a 90% confidence in that order coming in and our ability to ship a good part of it in the second half of the year.

The bottom line is I have a very, very high degree of our confidence in being able to do what we said we would do in the second quarter from a revenue standpoint. With the court — with the synergies that we have experienced, and looking at a conservative gross margin and runrate of G&A, we believe that conservatively we will do about a $25 million EBITDA.

Those of you that have read the press release know that we have increased the bottom end of our previous guidance of from 23 to 25. And we did that not for cosmetics, we did that to reflect the fact that we really are feeling better about our ability to achieve the revenue numbers in the second half and to achieve the profit — the EBITDA numbers that we’re talking about.

The other thing that gives me confidence, and when I tell you about some of the opportunities and programs that we’re pursuing, very little of them, if any, are in the forecast for the second half. So that gives me a lot of comfort. Because if any of them do come in, if they do come in earlier, they will be upside. And if they don’t come in, and if they continue to slip, they won’t impact our guidance for the second half.

To round out the guidance discussion, I would just like to leave you with one firm that I would like you to put your hat on. And one of the problems we have, and many of you know that when I first got involved in this space I called it the Wild West. I called it the Wild West for a lot of reasons, and I think most of them were valid. But we really are trying to put together something that is different here, and something that is credible, something that has a broad program base and some predictability in our revenue guidance, in our backlog, and in what we say to Wall Street.

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Aug. 03. 2006 / 5:00PM ET, VISG - Q2 2006 Viisage Technology, Inc. Earnings Conference Call

The thing that we’ve got to do also, I think, is we’ve got to help Wall Street understand what we are. We have got to communicate better with Wall Street. And we’re going to work very hard on that after we complete the merger and begin operating as L-1 in September. Once that is done, we are probably going to have a broad conference call right after the annual meeting. And then we will be doing a Roadshow and hitting the large shareholders probably sometime in early October.

But the forecast — we have not given guidance, other than the statements we have made relative to the second half and our EBITDA. But when you look out there, there are forecasts that are all over the lot. I’m not blaming anybody because we haven’t given guidance, but some of the forecasts for the second half are 150 million. Some of the forecasts for this quarter were 40 — 35 million. Some of the forecasts for next year are about 325 million. Where these numbers have come from, I don’t know. But when you put them altogether and you come up with the consensus, you come up with crazy numbers.

We have been very consistent from day one. When we put this thing together, we thought we would complete the transaction. I think we were talking originally about at the end of May. And unfortunately, it is not going to happen until the end of August. That is really I guess a three-month slip from the original.

We said we would have a company that on a consolidated base would be doing about 225 million, and we’re very close to that. A lot of people I think were skeptical. I think our Company on a runrate bases is going to be right around that 225, $230 million number. We talked about $35 million of EBITDA on a pro forma basis, as if the deal had happened, on 1/1. And I think our EBITDA number now is probably going to come in somewhere around 27 or 28. And virtually the whole difference there is the fact that we would not able to achieve the synergies, and they occurred three months late. That is like a $6 million impact.

If you take the 28, add the 6, we were like right around 34, $35 million. I think we did a pretty good job right out of the bat of saying the kind of company that we had put together.

Having said that, our model also, and we said this from day one, we’re not going to put any acquisitions in our forecast. And we’re going to put together what we hope to be a conservative organic growth model of 20%. I’m going to leave you with this relative to guidance.

We are comfortable that in the fourth quarter this year we will do $60 million. And we’re comfortable that we will do somewhere between 16 and $17 million of EBITDA. And we’re comfortable that we will have positive EPS — GAAP EPS of somewhere between $0.03 and $0.05 a share in the fourth quarter. Which, you may recall, on our first conference call somebody asked me, when are you going to be profitable. And I said we will be — we will turn GAAP profitable in the fourth quarter.

Aside from some timing issues, I am proud that we, Bernard, Joe Atick, the Identix people, the IBT people, the people here in Stamford, Brad, everybody has done just a wonderful, wonderful job. And I’m very proud of what we are able to achieve.

Talking about — and just some opportunities going forward. And again, other than the passport and the driver’s license opportunities, very little of this is in our forecast. I will just quickly go over some of them, and then I will give it back to Bernard. And I know you people out there must have a lot of questions.

At Viisage, the runrate in passports and drivers licenses as Brad has indicated, is very robust. And we’re experiencing over a 20% growth rate. And that is a little confusing, and I think when you look at that, some people looked at Viisage last year and they look at the first half. I think the first half numbers were liked 40 — I don’t know, $42 million for the first half. If you look at the second half, they did like 28 million.

The comparisons to the first half where there was a lot of acceleration for customer reasons, ABN AMRO, acceleration at the Department of State, maybe some acceleration that the Department of Defense for the CAC program. We don’t have any of that this year. But if you look at the third quarter, just with Viisage on its own, last year they did 14 million. This year, without SecuriMetrics and without IBT, they’re going to do over $19 million. That is a 36% growth rate.

There is a little bit of confusion, and that is why I’ve got to say, we’ve got to spend a lot more time with the analysts getting new numbers right and getting them to understand what is going on. But, again, passports is doing extremely well. And we are seeing a very, very nice uptick in driver’s license. Probably it has been a favorable surprise for us.

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Aug. 03. 2006 / 5:00PM ET, VISG - Q2 2006 Viisage Technology, Inc. Earnings Conference Call

In the facial arena, we are seeing some very nice opportunities. We are partnering with Motorola, and they are doing a terrific job of marketing our facial was their products. And we’re looking at a large opportunity in Hungary. I think we’re very close to booking almost a $3 million opportunity there. And we could book that over the next couple of weeks.

Columbia, we’re getting close. Arkansas, I think we have already booked that. The Western Hemisphere initiative is giving us additional opportunities, and that is called PASS Card. And we think residents of the Caribbean, U.S. and Canada, and for passing between Canada, U.S., Mexico and the Caribbean, that is going to be a good opportunity for us. And I think we’re well-positioned. I think second page printing is going to be a good opportunity for us. You know, selling additional printers. That again, none of this upside is really in our forecast.

I will talk a little bit about Identix. There is not a lot I want to say other than they are doing well. Many of you have seen that everything we said there happened. They became PIV certified. We had a very successful software [Mist] evaluation effort where they placed us number three in our first submission of a AFIS solution. And we are now starting to book orders on HSPD-12. And we’re still looking for our first AFIS customer. I’m confident we’re going to find one. And the good news is we don’t have any AFIS customers in our forecast.

But looking at some of the opportunities that we think are nice upside opportunities and will really provide growth for Identix are contracts like MEBS, which is a program that is — I can’t talk a lot about who the customer is — it is putting together a huge database. There were four teams bidding on it. Northrup, Lockheed, Unisys and Booz Allen. And Identix is on all four teams. If, and when, that program goes we’re going to win.

US VISIT, our 4100 became certified. That was another achievement that we said would happen. That is our 4x4 Slap unit. We said we would do it and they did it. The R&D people at Identix did a phenomenal job. We’re currently in testing, and we’re confident that we’ve got a very good shot to win the 10-print when they begin implementing that early next year on the US VISIT program.

We have a very robust and exciting opportunity to update the portable biometric integrated units out in the field and provide them with an ABIS capability where now we can go in and actually interrogate and do large database matching with these portable biometric devices. That could be a 15 to $20 million opportunity for us.

Saudi Arabia, we are the incumbent. We won the program. It is moving forward. That is a 15 to $20 million opportunity. We only have $3 million in our forecast. There are three or four other large opportunities for AFIS, and for competitive reasons I won’t mention the customers. But suffice it to say that market for us — and these are customers that I think we have a good chance of winning. And when I say that, I am not including IAFIS, where maybe we don’t. And I think Cogent talked a little bit about that yesterday. But there are some really good opportunities in the 75 to $100 million market range that we haven’t included in our forecast.

HSPD-12. We put very little revenue on that. And now that we are PID certified, we’re beginning to book orders. And then there is the SBI initiative where we are teamed with Northrop, and we think we’re in good position to win significant business on that program.

If you look at SecuriMetrics, I talked about this program. It is HIIDE. It is a large purchase order. A very profitable program for us. I am highly confident we’re going to win that. And I look forward to being able to announce that shortly. And there are PIER. This is our prior — our first portable IRIS device that we believe that there are 4 to $6 million of opportunities that we’re very close to booking on that.

With Iridian we think the IRIS market will expand dramatically. And we have eliminated an impediment that was constantly hanging over the market and potential customers, the fact that when they bought a product did they own the product? Was there going to be litigation? Would they be able to get the product? All of that has gone away.

And I think now there’s an opportunity for us to really go out with the IP, and we own the IP. We’re number one in the world, and I think we have a minimum of a two-year advantage over anybody in this space. What we are going to do now is we’re going to take a look at our entire IP portfolio and the entire license portfolio. And we’re not litigious, so what we’re going to do is we’re going to see if we can put together a formula that works for us and our licensees. And if that involves royalties and license agreements, we think there’s a real opportunity there to put us in a very, very good position in this IRIS market as it develops. There are a lot of programs that are going to use IRIS. I predict that four or five years from now it will be at least as big as the facial market, and maybe even larger. So that is SecuriMetrics.

Then when you get to IBT, TWIC I talked about that program. We again don’t have any of it in our forecast. In my view it is a must win program for L-1. The good news is I think we have a terrific partner in Accenture. And again, I go back to what I said earlier. What we have become is a leader in this space. And just about everyone has come to us and asked to be a sub to us on this program. That should tell you something. Again, without predicting we’re going to win, I think we’re in good position. And we’re really doing our homework and we are excited about being able to compete on that program.

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F I N A L    T R A N S C R I P T

Aug. 03. 2006 / 5:00PM ET, VISG - Q2 2006 Viisage Technology, Inc. Earnings Conference Call

I must say the following though. If we don’t win it, I think we will at a minimum be a large sub to somebody that might win it. And again, it is really not in our forecast, and it provides upside to our 20% organic growth model that we have talked about. I think it will certainly give us a lot more confidence going forward.

Other big opportunities — and here also I don’t want to mention the specific customers because of competitive reasons. But there are opportunities with departments of education, departments of insurance, nursing, state departments of Homeland Security. We mentioned that we won Illinois. There are going to be other competitions that are going to be coming up where states that want to join our IRIS [bid] program.

While IBT has gotten off to a slightly slower start than I think we would have expected now, the opportunities are much larger than we would have expected. And this in my view credentialing with the product capability that we have in L-1, ultimately will be the biggest business in this Company. I still feel that way, and I’m very excited about that whole opportunity.

With that quick overview and summary, I will turn it back to Bernard who maybe will have some comments, or maybe not, and then we will just open it up for questions.

Bernard Bailey - Viisage Technology, Inc. - President, CEO

Certainly that is a very, very exciting list that we have going forward and the opportunities that we’re addressing as a Company. As you know, four years ago when I joined Viisage at that time I came here it and was asked to run this Company. And at that time we laid out a vision for our shareholders that was based upon providing a very unique value proposition for our customers. One that was very different from every other company in this space. That value proposition was focused on our ability to provide an end-to-end identity solution capability to our customers.

Well, what really excites me is as you listen to the list that Bob talked through and took you through right now, I think it is very, very clear that our customers have validated our vision. They have validated our vision because the programs that they are talking about, the way that they are spending the money, is the way that we have put our Company together to be able to address their identity challenges and provide them the solutions they need.

Over the last four years we have worked very hard to put the pieces together to make this vision a reality, and I’m very proud of what the Viisage team has accomplished over this period. To that end, I owe a tremendous amount to all of the employees of Viisage, but in particular to our executive leadership team. I know that Bob LaPenta will be fortunate to have the support of this team, and in particular, the leadership of Jim Ebzery and Dr. Mohamed Lazzouni, who will be assuming the roles of Viisage Division President and Corporate CTO, respectively, within the new L-1 Identity Solutions Company. Both Jim and Mohamed have been with me every step of the way in building Viisage over these past four years and are invaluable to the Company going forward.

Bob mentioned that the new — that the S-4 and the proxy are being mailed out now. And some of you have probably had a chance to review that document. I would be remiss in not thanking Brad Miller, our CFO, for his contributions and leadership over this past year.

Brad came in as our new CFO about one year ago. And over that time he has worked tirelessly to help us navigate through a host of strategic, as well as tactical, issues as a Company. I and the entire Board of Directors — and I know I’m speaking for Bob as the Chairman here — are very indebted to Brad for the financial leadership he has provided over this period.

As many of you know, with the finalization of the Identix merger, headquarters for L-1 will move to Stamford, Connecticut, and Jim DePalma will take over as the new combined Company’s CFO. Brad will be moving on to pursue additional CFO opportunities outside of Viisage, and we certainly wish him the best in his future, and give him all of our support in doing that.

Similarly, as many of you are aware for almost six years now I have been commuting weekly to Boston from my home in Washington D.C.. With the Identix merger coming to completion and Bob taking over as the President and CEO, this affords me the opportunity to leave Viisage in order to spend some much-needed time at home dealing with some personal issues. I want to thank all of you for your support over these past years. Many of the analysts and investors on this call have been terrific supporters of this Company during my tenure. And I want to thank you very much for that.

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F I N A L    T R A N S C R I P T

Aug. 03. 2006 / 5:00PM ET, VISG - Q2 2006 Viisage Technology, Inc. Earnings Conference Call

As shareholders, all of us are tremendously fortunate to get somebody of Bob LaPenta’s stature, experience, and skill levels to lead the new Viisage Company going forward. I have been both fortunate and honored to have been able to serve under Bob for this past year. And I want to thank him for the confidence he has shown the during this past year.

Our Company is in exceptional hands going forward. With that I would like to open the call up for questions.

Q U E S T I O N    A N D    A N S W E R

Operator

(OPERATOR INSTRUCTIONS). Joel Fishbein.

Joel Fishbein - Janney Montgomery Scott - Analyst

Just a couple of quick modeling questions. In terms of Identix, obviously they’re not going to report their quarter, but for modeling purposes, so we have year-over-year comparisons, when are we going to be able to get revenue numbers for Identix?

Bernard Bailey - Viisage Technology, Inc. - President, CEO

Their numbers I think are complete. They are going to be part of the numbers that — how are we going to file those, Jim?

Jim DePalma - L-1 Investment Partners - Partner

We will include those in our third quarter results. They will be part of the pro forma (multiple speakers).

Bernard Bailey - Viisage Technology, Inc. - President, CEO

There is not an expectation that Identix, because of the merger, will be seperately reported. So they would be included with our numbers.

Joel Fishbein - Janney Montgomery Scott - Analyst

I’m just talking about the ability to us model now ‘07 using Bob’s 20% organic growth. I just want to make sure we have the right numbers from that standpoint. From a pro forma basis that would be a great number to have for transparency reasons.

Bob LaPenta - Viisage Technology, Inc. - Chairman

We will have to get that. But what we have done is basically broke IIS out of Identix, and it has been operating as part of IBT really for the past two months in order to get the synergies put together. And — I’m not sure how — I guess it will be reported in a pro forma number. But I think their numbers on a stand-alone basis, excluding IIS, they are going to do about $80 million for the year. And I think the IIS business on a net basis does somewhere between 10 to $12 million. So it is like a $90 million kind of number.

Joel Fishbein - Janney Montgomery Scott - Analyst

For the full year of 2006?

Bob LaPenta - Viisage Technology, Inc. - Chairman

Yes.

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F I N A L    T R A N S C R I P T

Aug. 03. 2006 / 5:00PM ET, VISG - Q2 2006 Viisage Technology, Inc. Earnings Conference Call

Joel Fishbein - Janney Montgomery Scott - Analyst

That’s great. That is exactly when I needed. That’s fine. In terms of gross margin guidance for the combined Company, what should be a good benchmark for that going forward, Jim or — ?

Bob LaPenta - Viisage Technology, Inc. - Chairman

What was that again?

Joel Fishbein - Janney Montgomery Scott - Analyst

The gross margin. I am asking about the gross margin going forward.

Bob LaPenta - Viisage Technology, Inc. - Chairman

We talked in our press release that we expect the average for the second half to be about 40%. And we think that is probably not a bad goal.

Joel Fishbein - Janney Montgomery Scott - Analyst

That is everything combined right?

Bob LaPenta - Viisage Technology, Inc. - Chairman

Yes.

Joel Fishbein - Janney Montgomery Scott - Analyst

And then last question. In terms of the share count, what is the share count that we should be using for the back half of the year? Just a rough idea.

Bob LaPenta - Viisage Technology, Inc. - Chairman

72 million is what we’re using.

Joel Fishbein - Janney Montgomery Scott - Analyst

72 million?

Jim DePalma - L-1 Investment Partners - Partner

72 million shares.

Operator

David Gremmels of Thomas Weisel Partners.

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F I N A L    T R A N S C R I P T

Aug. 03. 2006 / 5:00PM ET, VISG - Q2 2006 Viisage Technology, Inc. Earnings Conference Call

David Gremmels - Thomas Weisel Partners - Analyst

You mentioned the drivers license business had been kind of a favorable surprise. And I don’t think there had been any new competitive decisions, so has that positive surprise been more the customers is adding face recognition and document authentication, or just more credentials being issued by existing customers, or are we seeing real ID grants start to flow, or is it something else?

Bernard Bailey - Viisage Technology, Inc. - President, CEO

This is Bernard. Yes, you have hit it exactly right. What we’re really seeing happening is with the REAL ID Act moving in a lot of our states are getting prepared or positioning themselves to get prepared.

The one thing we are seeing is we are seeing some unexpected volumes coming up. We are issuing more cards. And as you know, we get paid on a per card basis. But what is really more exciting to us is exactly what you alluded to, and that is we are seeing our customers now purchasing more facial recognition. We are seeing them doing more in terms of document authentication.

We are very excited — it was a very quiet acquisition, but we’re very excited about some of the revenue opportunities that we are seeing coming out of or automated testing when we purchased that capability and embedded that into our solutions. It is really what we have talked about three years ago, which was the idea that we would expand our capabilities. And that was validated through the requirement of REAL ID. And we’re now able to meet the requirements of our customers in doing that.

David Gremmels - Thomas Weisel Partners - Analyst

Is there — maybe this has been resolved and I missed it, but is the Texas award still under protest or has that been resolved?

Bernard Bailey - Viisage Technology, Inc. - President, CEO

That is really moving forward, and that won’t be part of our business as we see it.

David Gremmels - Thomas Weisel Partners - Analyst

Obviously, you gave some pro forma guidance for the second half of the year and you gave us some Q4 guidance. Realizing that Q3 is going to be a little squishier, is there anything — any kind of general guidance you can provide with respect to the numbers for Q3 on as reported basis?

Bob LaPenta - Viisage Technology, Inc. - Chairman

Again, we’re going to spend the next month really locking down the third quarter, looking at the numbers. And that was the reason I was reluctant to give guidance last time, and I am reluctant to give it again now.

I know it is hard, but I think really — we want to be judged really I think by what this Company is starting in the fourth quarter. And I really — we want to look at our intangibles. We want to look at our termination costs. And I don’t want to have any restrictions in being able to just clean house, start with a clean slate of paper. And we are what we are in the fourth quarter. And I’m willing to really go to bat for that. And that is our baseline.

With that, again, I don’t want to see $350 million forecasts for next year, because 60 million plus in the fourth quarter — and we all know that and I don’t care what kind of a business you’re in, you always seem to do a little bit better in the fourth quarter. So don’t take that and get me up to 300 million next year. If I can do without an acquisition somewhere in the 230, 240 number next year — again I’m not giving guidance, because we got to go do a bottoms up. That is not a bad goal. Then acquisitions will be on top of that.

And speaking of acquisitions, I know somebody is probably going to — the pipeline is full. We get people calling us every day. We get books, and we’re very selective. There is a couple of companies that we are interested in looking at. And hopefully we’ll be able to keep excited, stay excited about them, and maybe get something done in the not too distant future.

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F I N A L    T R A N S C R I P T

Aug. 03. 2006 / 5:00PM ET, VISG - Q2 2006 Viisage Technology, Inc. Earnings Conference Call

David Gremmels - Thomas Weisel Partners - Analyst

Understood. If I could just ask for a clarification maybe from Jim or Brad. The post Identix share count, is that 72 million share number that you mentioned, is that fully diluted? Is that the share count that is assumed in that $0.03 to $0.05 EPS number in the fourth quarter?

Brad Miller - Viisage Technology, Inc. - CFO

No, it is really just the number of shares outstanding from both Identix and Viisage. I think that is a good range to use. There could more as stock options are exercised or you add in the fully diluted. But 72 is a good number.

David Gremmels - Thomas Weisel Partners - Analyst

Last question for Bob. I don’t know if it is a fair question or not, but your previous company in the process of searching for a new CEO. And obviously you have a lot of history there, plus you still own quite a bit of stock over there. So I’m sure you want to see them make a good decision. Have you discussed the position with them?

Bob LaPenta - Viisage Technology, Inc. - Chairman

I really can’t even address what — L3 or anything about it. Suffice it to say, I’m really excited about what I am doing here. And I thank we’re building a world-class operation and I am very excited about it.

Operator

Paul Coster with JP Morgan.

Paul Coster - JP Morgan - Analyst

I have a number of questions. First of all, any sense for what the tax rate will be in normalized fourth quarter and then next year?

Brad Miller - Viisage Technology, Inc. - CFO

On the tax rate what you’re going to see is the continued impact — it is really an amount, not a rate — the impact that the tax provision is reflecting from the amortization of goodwill — some deductible goodwill for tax purposes. If you use the amount that we had for Q2 and just took that forward, you would have a good baseline to use.

Paul Coster - JP Morgan - Analyst

You have a 65, 35 service product mix. Is that what you desire? What will you be at through this time next year, any sense?

Jim DePalma - L-1 Investment Partners - Partner

I think it would be about the same, maybe slightly more.

Unidentified Company Representative

Products because of Identix. Yes.

Jim DePalma - L-1 Investment Partners - Partner

I was talking on a consolidated basis.

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F I N A L    T R A N S C R I P T

Aug. 03. 2006 / 5:00PM ET, VISG - Q2 2006 Viisage Technology, Inc. Earnings Conference Call

Paul Coster - JP Morgan - Analyst

You mentioned in your remarks how customers have validated the vision of the identity solutions that you were the first to come to market with. I credit you with that. But how have they validated that? Have you actually seen any sales since this has happened where they are actually taking all of the solutions?

Bernard Bailey - Viisage Technology, Inc. - President, CEO

Certainly we have. Let’s start, for example, I think the validation has come in the way that customers now are looking to buy and put their solutions together. Has it come in sales? Absolutely. As we talked about last quarter, we won the Pennsylvania Department of Transportation extension there. A very exciting opportunity in which — it is not about producing a card, it is about putting together an entire identity solution with biometrically enablement, face recognition, identity verification, right across the board. Clearly, they are doing that. When we look at REAL ID and what it means to each of the states, that is a validation of the vision we put together and the elements that we put together in doing that.

When we look at HSPD-12, which we’re starting to get some orders on, and Bob talked about now, it is the same type of thing. We are very excited, and this is the way that customers are really asking to take these solutions to market. I will let Bob probably add a few more comments.

Bob LaPenta - Viisage Technology, Inc. - Chairman

Really in addition what Bernard said, what I was talking about is the validation of L-1 as a premier product, an end to end identity solution provider in this space. And what I was talking about, for instance I think is exemplified in the TWIC program. When would you imagine that Accenture or some of the other primes would come to us and ask to be sub to us on a program that ultimately, if it ever rolls out, includes all of the transportation workers. And if it ever incorporates the illegal immigrants, that could ultimately be $1.5 billion program. That is a validation of who we are.

When we talk about a program like MEBS, and they are four times bidding it, and we are on the team, every one of their teams, that is a validation of the fact that what our capabilities are.

We have other large, and again I don’t want to talk too much about our competition, but large system integrators have come to us over the past three or four months and have used our products in their bids in an end-to-end solution where we hadn’t spoken to these people in maybe ever.

Again, I don’t want to embarrass anybody. I don’t want to — but these primes have come to us and they’re using us and our end to end solution, and in some cases our products, whether it is LiveScan or whether it is ABIS. The government, I think whenever we present to the government they say, wow, this is exactly what we’re looking for. No one can give me — everything from a credential, registering a person to actually printing a credential. 35 million cards, credentials, we produce a year. I would say we are seeing it everywhere. We’re seeing it domestically and internationally. Would you agree with that Bernard?

Bernard Bailey - Viisage Technology, Inc. - President, CEO

I absolutely would. And I think what is also important is the fact that we’re seeing it in sales being converted when customers now are viewing us as their partner and really asking us to come in and expand their capabilities by purchasing more of what we’re doing. We’re getting a bigger share of the customer’s wallet.

Jim DePalma - L-1 Investment Partners - Partner

I’ve got one last thing to touch on — touch base on, which is the backlog. Bob, in going through the backlog he reassured us of what is not in it, and that was helpful. What is in it, specifically the Viisage and Identix components. Is it correct to assume that Viisage is primarily passports and driver’s license an CAC card, and that Identix is primarily sort of state level fingerprint matching?

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F I N A L    T R A N S C R I P T

Aug. 03. 2006 / 5:00PM ET, VISG - Q2 2006 Viisage Technology, Inc. Earnings Conference Call

Bob LaPenta - Viisage Technology, Inc. - Chairman

That 210 does not include Identix.

Jim DePalma - L-1 Investment Partners - Partner

You said 30 million of Identix backlog in your prepared remarks.

Bob LaPenta - Viisage Technology, Inc. - Chairman

Yes. That’s right. What I’m saying is that is programs that they currently have in backlog for LiveScan products and for follow on business that is just over the transit of their service type business.

Jim DePalma - L-1 Investment Partners - Partner

In acquisitions obviously there is people that have sort of — everyone turns to the new boss and tries to please them. Have you scrubbed that backlog, and are you have are confident that it is in good shape?

Bob LaPenta - Viisage Technology, Inc. - Chairman

We have — and I have always prided myself in this — there are many people here at Stamford that I’ve worked with over the years, and we have recruited a couple of them from the industry. Only one from L3. But some of them from some of the other primes. And I’ve worked with them before. A lot of the people I have with me here I have worked with for 25 plus years. Like I used to say at L3, we are an acquisition machine. And the companies that we acquire will tell — they will tell — and we’re known by the bankers and we’re known by the companies — that no one does a more thorough due diligence than we do. At least that has been our reputation, and we hope to continue it.

Having said that, we are confident that we know what is going on. We have kicked the tires. We looked at the backlog. Now once we can get into Identix in a little more — obviously we have been working with them, but it has not been as hands-on as I would have liked to have been just because of the delay with the S-4, and the fact that we’re not one consolidated entity. We need a little — do a little bit more work there. But I am confident that there are no big problems.

They, up from an accounting from a control standpoint, Identix was pretty good and Viisage is very good also. And I am also proud — while I’ve got a second — we got our financials together. No one noticed. We’re going to file our 10-Q on time. There is going to be no cliff hangers here. Everything is coming together very nicely.

And while I have an opportunity I would like to say that we read dirty stories about corporate America every day in the paper. He [goes in] selfishness, and Brad and Bernard and Joe Atick — but I have got to tell you, we would not have been able to create what we have created here without Bernard. His unselfish attitude, his recommending these things to the Board when he knew that this was going to be a whole different ballgame. What he put together I think was unique in that there really is a business here that doesn’t depend on 90% of it being booked and shipped in a quarter.

And Brad has done a really nice job under difficult circumstances. Professional. Elliott — everybody has been so professional here that it is just a good story that I think somebody should hear about. And that is why I’m saying it. This is a good corporate story.

Operator

Will Peters of Oppenheimer & Co.

Will Peters - Oppenheimer & Co. - Analyst

I just wanted to clarify, your gross margin is that pro forma or GAAP, or does it make a difference?

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F I N A L    T R A N S C R I P T

Aug. 03. 2006 / 5:00PM ET, VISG - Q2 2006 Viisage Technology, Inc. Earnings Conference Call

Jim DePalma - L-1 Investment Partners - Partner

That is going to be GAAP, 40% gross margin average for the second half.

Will Peters - Oppenheimer & Co. - Analyst

If I can ask about some of these incremental opportunities. You mentioned SBI Net. What would you be providing if you exclude what Identix would already contribute? What can we expect from Viisage?

Bob LaPenta - Viisage Technology, Inc. - Chairman

We will providing primarily the facial capability into that enormous database.

Will Peters - Oppenheimer & Co. - Analyst

You didn’t mention TWIC, or maybe I’m missed that.

Bob LaPenta - Viisage Technology, Inc. - Chairman

I did. I spent a lot of time talking about it.

Will Peters - Oppenheimer & Co. - Analyst

I am sorry. I missed that. Maybe I can backup to your previous comments about IBT. You mentioned guidance pf about 14 million in the fourth quarter of ‘06. For your — and then you have your total guidance of 30 to 35. Are these numbers still appropriate?

Bob LaPenta - Viisage Technology, Inc. - Chairman

IBT/IIS, and again they really are operating as one entity. On a go forward basis I think the number was like $40 million — 43 million combined. And a very, very nice profit rate based on the synergies we were able to achieve.

Will Peters - Oppenheimer & Co. - Analyst

So we should expect more than 14 million out of the two companies. I’m just trying to get a feeling for 2007 without giving guidance. But if your runrate this you come up with a pretty high number in ‘07 for the two businesses combined.

Bob LaPenta - Viisage Technology, Inc. - Chairman

Again, we are not giving formal guidance right now, but I would not be surprised if they are in 45, $50 million range for next year.

Operator

Jeremy Grant for the Stamford Group.

Jeremy Grant - Stanford Group - Analyst

I wondered if you could provide a little more clarification. You talked about some of the layoffs that are coming across the new L-1. What is the new employee count going to be?

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F I N A L    T R A N S C R I P T

Aug. 03. 2006 / 5:00PM ET, VISG - Q2 2006 Viisage Technology, Inc. Earnings Conference Call

Bernard Bailey - Viisage Technology, Inc. - President, CEO

Do you have that number?

Jim DePalma - L-1 Investment Partners - Partner

We, I guess, consolidated it was like 7 —.

Brad Miller - Viisage Technology, Inc. - CFO

750.

Jim DePalma - L-1 Investment Partners - Partner

So we’re down to like 650.

Jeremy Grant - Stanford Group - Analyst

The only other question I had was if you could provide a little bit more color in terms of HSPD-12, what sort of things you’re contributing right now to different projects going forward?

Bob LaPenta - Viisage Technology, Inc. - Chairman

We’re contributing LiveScan systems, our facial systems and ABIS have all been the PIV certified.

Jeremy Grant - Stanford Group - Analyst

Do you have any estimate in terms of revenue 2006 versus 2007 on that?

Bob LaPenta - Viisage Technology, Inc. - Chairman

No, everybody is wondering whether it will be implemented on time, which I think everybody agrees it will not, because I think the effective date was October of ‘06. We believe there will be a steady ramp up. And the agencies will continue to accelerate that ramp up by buying off of approved product and vendor lists. So we’re not making any forecasts regarding that right now.

Operator

(multiple speakers).

Bob LaPenta - Viisage Technology, Inc. - Chairman

I would like to make one other — my new CFO here gave me a dirty look when I talked about — are you more comfortable with a runrate of 40 million for —?

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F I N A L    T R A N S C R I P T

Aug. 03. 2006 / 5:00PM ET, VISG - Q2 2006 Viisage Technology, Inc. Earnings Conference Call

Jim DePalma - L-1 Investment Partners - Partner

On IBC, yes.

Bob LaPenta - Viisage Technology, Inc. - Chairman

He is going to be responsible for this. I don’t want to get him in trouble. Is that 40 million that you are comfortable with.

Jim DePalma - L-1 Investment Partners - Partner

For ‘07. Yes.

Bob LaPenta - Viisage Technology, Inc. - Chairman

All right?

Operator

Josh Jabs of Roth Capital.

Josh Jabs - Roth Capital - Analyst

Just once again looking for a little bit of clarification here. I assume the EBITDA guidance doesn’t include the 3 million from [Meridian], is that correct?

Unidentified Company Representative

That’s correct.

Josh Jabs - Roth Capital - Analyst

Then the $0.03 to $0.05 in Q4 EPS does not include stock-based comp?

Brad Miller - Viisage Technology, Inc. - CFO

Yes.

Josh Jabs - Roth Capital - Analyst

I guess just on the quarter, SecuriMetrics looked a little better than expected. I think the expectations were for SecuriMetrics to do roughly 800,000 end of the quarter. It looks like they did 2 million. Did some of the high orders ship earlier than expected or where did that come from?

Bob LaPenta - Viisage Technology, Inc. - Chairman

You may recall, I mentioned that we got an advanced production order for HIIDE, 60 units. And we were able to turn that around and get it out, and we believe hopefully that that was — let me see you deliver these units, and let me see how they come off the production line.

Jim DePalma - L-1 Investment Partners - Partner

And we had some PIER sales as well. So it was a nice quarter, but we’re looking for that to really do a great job in the second half.

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F I N A L    T R A N S C R I P T

Aug. 03. 2006 / 5:00PM ET, VISG - Q2 2006 Viisage Technology, Inc. Earnings Conference Call

Operator

Brian Gesuale of Raymond James.

Brian Gesuale - Raymond James - Analyst

I wanted to ask about IBT. It really looks like that business has been flat, maybe slightly down sequentially, over the last couple quarters. It sounds like there is a mountain of opportunity. When do we see that business begin to reflect that in the numbers?

Bob LaPenta - Viisage Technology, Inc. - Chairman

Well, again, I’m really excited about this business. This year, without winning anything else, just the programs we have, they will have a growth rate of about — a little less than 20%.

But the real story is the programs that I talked about and the potential of those programs. The nice thing about the business is it is not people intensive. It is not capital intensive. We won Illinois. that will begin to ramp up. I don’t know whether I mentioned it, but we now started taking prints on Jessica Lunsford, which has been a politically charged program. That is beginning to ramp up.

But other than that, I think we don’t want to get into the same box of — we don’t want to get into a box of saying everything is going to happen next quarter, next month. I’m just really happy with saying they’re going to have a nice very steady growth mode of 20%.

Brian Gesuale - Raymond James - Analyst

Maybe if I asked it this way, that business isn’t going to decline any further, is it?

Bob LaPenta - Viisage Technology, Inc. - Chairman

No.

Brian Gesuale - Raymond James - Analyst

That is helpful. Maybe on the acquisition side, it strikes me that at some point in time you’re going to start taking a real hard look at some businesses that are throwing off lots of cash or have pretty good operating margins relative to L-1 Identity Solutions. Can you tell us maybe is has started, and if those are the types of businesses you are targeting now, or do we need more technology to build?

Bob LaPenta - Viisage Technology, Inc. - Chairman

We, as Bernard mentioned I think, just about if not — I think we completed phase 1. The company I alluded to earlier was a phase 2 Company that I’m very excited about.

Bernard Bailey - Viisage Technology, Inc. - President, CEO

And I would go back and go back to what we said two calls ago and again last call, I believe. And that we have been pretty consistent in what we have been saying is that our first phase was about taking the investment that we got from L-1 and using that to really build our identity portfolio together and get our technology and our IP portfolio build strongly. I think very clearly that is what Bob, the team, all of us have accomplished over the past seven, eight months.

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Aug. 03. 2006 / 5:00PM ET, VISG - Q2 2006 Viisage Technology, Inc. Earnings Conference Call

The second phase then was to go out and expand ourselves, but expand ourselves by getting into new customer sets and being able to provide more of a robust set of capabilities around that — those technologies that we can then pull into customers. That is what we will continue to look at going forward, and be consistent with what we have been saying from the beginning.

Brian Gesuale - Raymond James - Analyst

Great. That is very helpful. Then maybe just one modeling question. And I may have missed it. Brad, did you give out cost or product and cost of services?

Brad Miller - Viisage Technology, Inc. - CFO

Not specifically, no.

Brian Gesuale - Raymond James - Analyst

Can you do that?

Brad Miller - Viisage Technology, Inc. - CFO

It will be — we will be filing a Q in the next couple of days. It will all be in there.

Operator

Jay Meier of MJSK Equity Research.

Bob LaPenta - Viisage Technology, Inc. - Chairman

Michelle, just so it is clear, we will take Jay’s call and then just one more after that, okay. So thanks. Go ahead, Jay.

Jay Meier - MJSK Equity Research - Analyst

Thanks. Glad I made it. I just have a couple of questions kind of high-altitude stuff. You mentioned it sounds like you’re not really interested in pursuing anymore specific technologies, but — doesn’t it occur to you to think about moving deeper into the cards? You produced the cards, you authenticate the cards, you authenticate people. Have you thought about doing more about the technology that goes into cards?

Bob LaPenta - Viisage Technology, Inc. - Chairman

I think we have ample opportunity, and again, going back to what Paul — one of Paul’s questions — we have card producers at our doorstep looking to partner with us on various opportunities. And I don’t think that would have happened before. I think we have an ample opportunity to team or partner with very capable card manufacturers to pursue these opportunities.

Bernard Bailey - Viisage Technology, Inc. - President, CEO

I would just go back again to what we said six or nine months ago, and we have been consistent on that. And that is as we build the biometrics capability, the other things that we would look for would be to enhance our card capability portfolio, as well as our analytics, our database and are human intelligence types of capability. Those are the types of things that we have talked about from the beginning that we would look at fulfilling beyond just the biometrics space itself. And we’re consistent in that.

Bob LaPenta - Viisage Technology, Inc. - Chairman

Right. But I think what I am saying is right now I would not consider a card producer as an acquisition candidate. I would rather partner for those capabilities.

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Aug. 03. 2006 / 5:00PM ET, VISG - Q2 2006 Viisage Technology, Inc. Earnings Conference Call

Jay Meier - MJSK Equity Research - Analyst

I understand. I was thinking more along the lines of specific technologies like a small PKI vendor or something like that?

Bob LaPenta - Viisage Technology, Inc. - Chairman

That’s possible. Something like that. Yes.

Jay Meier - MJSK Equity Research - Analyst

Just from high altitude, what do you think the REAL ID Act standard is going to look like? Do you think it isn’t going to model FIPS 201?

Bob LaPenta - Viisage Technology, Inc. - Chairman

I don’t think it is going to model FIPS 201. I think it has been pretty clear at this point that they’re not talking about a Smart Card capability on the driver’s license. But I would certainly encourage you to participate, if you can, in the National Amber conference where there’ll be a lot of discussion on that here at the end of August.

Jay Meier - MJSK Equity Research - Analyst

Back to HSPD-12, Mr. LaPenta, I thought you said that you had some bookings for HSPD-12. Can you and a little more color around that?

Bob LaPenta - Viisage Technology, Inc. - Chairman

We started booking I would say probably six weeks ago. And the rate of those bookings is picking up very nicely. But I am not going to give you any numbers right now because you will take them and you’ll just escalate them.

Jay Meier - MJSK Equity Research - Analyst

That was within the LiveScan, the Face and the ABIS that you mentioned earlier?

Bob LaPenta - Viisage Technology, Inc. - Chairman

Yes.

Operator

[Randy Gortzman] of [Barron Capital].

Randy Gortzman - Barron Capital - Analyst

I don’t want to corner you too much in the guidance, but the release guidance runrate for pro forma second half I think is — revenue is about 120 to 125 is what was in the release.

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Aug. 03. 2006 / 5:00PM ET, VISG - Q2 2006 Viisage Technology, Inc. Earnings Conference Call

Bob LaPenta - Viisage Technology, Inc. - Chairman

That’s right.

Randy Gortzman - Barron Capital - Analyst

It’s not fair to runrate that at 240ish, 250?

Bob LaPenta - Viisage Technology, Inc. - Chairman

What I said was in every business I know, ever been associated with, the year-end quarter is always the best quarter. I would like a little slack. And you know me, I would much rather beat numbers then you guys beat me.

Randy Gortzman - Barron Capital - Analyst

I appreciate the conservatism.

Bob LaPenta - Viisage Technology, Inc. - Chairman

I don’t want you guys to set the bar at $280 million for me for next year it is what am saying to you.

Randy Gortzman - Barron Capital - Analyst

The reason behind the gross margin — last quarter the gross margin — or that was implied — in getting to the lower 23 to $27 million EBITDA range was 35%. You moved that up to 40%. Is that a result of the additional synergies that you guys got from the acquisition?

Bob LaPenta - Viisage Technology, Inc. - Chairman

That is a part of it. But the other part is, and again, the mix is a lot better than we originally thought. And I would like to leave it at that.

Randy Gortzman - Barron Capital - Analyst

That was my follow-up. I guess going forward as you start bidding on some of these larger projects, is in fair to assume that you’ll be able to maintain the 40% gross margin over all?

Bob LaPenta - Viisage Technology, Inc. - Chairman

I think the answer is yes, but again, we have not done a bottoms up for next year. Certainly there’s nothing that unusual in the second half that we should not be able to maintain it. But I don’t want that to be my official forecast for next year.

Randy Gortzman - Barron Capital - Analyst

We will be waiting with bated breath for the official guidance. That’s good. Let me just ask you one quick question and then I will leave you guys alone because it has been a long call. But on the TWIC program, my understanding is it supposed to be [let] some time in the next quarter or two. Is that your understanding, and how quick could the rollout be there?

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F I N A L    T R A N S C R I P T

Aug. 03. 2006 / 5:00PM ET, VISG - Q2 2006 Viisage Technology, Inc. Earnings Conference Call

Bob LaPenta - Viisage Technology, Inc. - Chairman

The published goal of DHS has been to begin Prints before the end of the year. I could tell you we could fulfill that requirement. We can start printing in 30 days. But the schedule now says that there may be a down select somewhere around the middle of August, a RFP with a requirement for a response let’s say somewhere between — somewhere around the middle of September, with an award somewhere in October.

Again, this could slip. I think they’re considering a lot of things. Do they go with a combined integrated program with the credentialing and the IDMS kind of approach, or do they split it up? And exactly how is this thing going to work?

The ports are a very, very complicated area. I think they’re considering the overlap between HAZPRINT and TWIC. And so there are a lot of things that they are grappling with. They want to get it right. They are being very careful about it.

And one thing I want to mention, on our HAZPRINT program, that program has gotten — is getting a lot more scrutiny. Our performance is exceptional operationally. What we are working on now for the next 30 days is making sure that our security aspects of that program, which frankly we’re not at the level of a high-profile program like this. We are working with Accenture and our people to get the security to the point where I think it is going to be a very big competitive advantage for us going forward. But to summarize and answer your question, it may happen on that schedule. It may not. We’re not planning on it.

Randy Gortzman - Barron Capital - Analyst

But basically is not included in the expected guidance, and you guys are working hard.

Bob LaPenta - Viisage Technology, Inc. - Chairman

Correct.

Bernard Bailey - Viisage Technology, Inc. - President, CEO

Thank you. And I want to thank all of you again. This really concludes our call for the evening. I want to thank all of you for joining us tonight and going through what we had — what we think is a very, very exciting time for this Company going forward.

We’re certainly looking forward to August 29 when we have our shareholder meeting and certainly expect at that time to consummate the deal and get the Identix business going forward. And I think then you’ll see a very, very exciting time for this Company going forward. Again, thanks for your support and have a great month. Bye.

Operator

Thank you for your participation in today’s conference. This concludes the presentation. You may now disconnect. Have a good day.

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Aug. 03. 2006 / 5:00PM ET, VISG - Q2 2006 Viisage Technology, Inc. Earnings Conference Call

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